Exhibit T3.E7

Credivalores – Crediservicios S.A. Announces Overwhelming Approval of Plan of
Reorganization; Expiration of Exchange Offer

BOGOTÁ, Colombia, April 4, 2024 – Credivalores – Crediservicios S.A. (“Credivalores” or the “Company”) announced today that its offer to exchange (the “Exchange Offer”) any and all of its outstanding 8.875% Senior Notes due 2025 (CUSIP: 22555LAB2 / US22555LAB27; ISIN: P32086 AR4 / USP32086AR44) (the “Old Notes”) for its new Senior Secured Step-up Notes due 2029 (the “New Notes”) has expired in accordance with its terms. As the minimum tender condition was not met, the Company has elected not to accept any Old Notes through the Exchange Offer.

As previously announced in connection with the Exchange Offer, the Company also solicited votes on its Plan of Reorganization (the “Plan”) to be filed in the U.S. Bankruptcy Court for the sole purpose of restructuring the Old Notes on the terms set forth in the Plan and the offering memorandum and consent solicitation statement dated March 7, 2024 (the “Offering Memorandum”).

The Company is pleased to announce that the Plan was overwhelmingly approved as holders of the Old Notes submitted votes in favor of the Plan in an amount and number that satisfy the Bankruptcy Threshold (as such term is defined in the Offering Memorandum). Once the Plan is approved, Credivalores anticipates a significant improvement in its immediate liquidity constraints and the Plan should ensure the sustainability of its capital structure. Accordingly, Credivalores intends to file the Plan as soon as practicable and seek prompt confirmation of the Plan in order to accomplish the financial restructuring.

As set forth in the Plan and Offering Memorandum, the Plan contemplates only a restructuring of the Old Notes and no other obligations of the Company are being affected by the Plan. During the brief period of time that Credivalores expects to be necessary for confirmation of the Plan to accomplish the financial restructuring, Credivalores will continue its business in the ordinary course with all of its key constituents, including its customers, employees and vendors, as well as other local and international creditors, completely unaffected by the Plan.

General

BCP Securities, Inc. acted as exclusive dealer manager for the Exchange Offer and for the consent solicitation. Epiq Corporate Restructuring, LLC was appointed as the exchange agent and information agent for the Exchange Offer and the consent solicitation.

This announcement is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy the New Notes nor an offer to purchase Old Notes nor a solicitation of consents, nor shall it or any part of it, or the fact of its release, form the basis of, or be relied on or in connection with, any contract therefor.

About Credivalores – Crediservicios S.A.

Credivalores – Crediservicios S.A. is a leading non-bank financial institution in Colombia focused on providing under-banked segments of the population access to consumer credit and micro-insurance through loan products designed to minimize loan losses. The Company has a successful track record of over 20 years in consumer lending, serving low- and middle- income households.

Forward-Looking Statements

This document may include forward-looking statements that involve risks and uncertainties that are detailed in the Statement and from time to time in the Company’s reports to its security holders. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify such forward-looking statements. The Company wants to caution readers that any forward-looking statement in this document or made by the Company’s management involves risks and uncertainties that may change based on various important factors not under the Company’s control. These forward-looking statements represent the Company’s judgment as of the date of this document. The Company disclaims, however, any intent or obligation to update these forward- looking statements.

Contact

Nathalie Valencia Barrera

ir@credivalores.com

Investor Relations Lead